EXHIBIT 99.1

First Citizens Reports Earnings for First Quarter 2010

RALEIGH, N.C., April 26, 2010 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending March 31, 2010, of $107.6 million, compared to $8.7 million for the corresponding period of 2009, according to Frank B. Holding, Jr., chairman of the board. During 2010, net income includes after-tax gains of $83.7 million resulting from FDIC-assisted transactions involving First Regional Bank (FRB) of Los Angeles, California, and Sun American Bank (SAB) of Boca Raton, Florida.

Per share income for the first quarter 2010 totaled $10.31, compared to $0.83 for the same period a year ago. For 2010, the after-tax acquisition gains represented $8.03 per share outstanding. First Citizens' current quarter results generated an annualized return on average assets of 2.19 percent and an annualized return on average equity of 27.40 percent, compared to respective returns of 0.21 percent and 2.44 percent for the same period of 2009.

First quarter net interest income increased $35.2 million, or 30.4 percent, from the same period of 2009, due to higher average interest-earning assets and a significant improvement in the net yield on interest-earning assets. The net yield on interest-earning assets improved by 43 basis points from 3.09 percent in the first quarter 2009 to 3.52 percent in 2010, due to favorable changes in deposit costs and the positive impact of yields and rates on acquired loans and assumed deposits.

Average loans and leases outstanding increased $2.13 billion, or 18.3 percent, since the first quarter of 2009. As of March 31, 2010, loans covered by loss share agreements totaled $2.60 billion, representing 18.3 percent of total loans and leases. Average investment securities decreased $186.7 million, or 5.7 percent, in the first quarter of 2010 when compared to the same period of 2009.

Average interest-bearing liabilities increased by $2.08 billion, or 16.5 percent, during the first quarter of 2010, largely due to deposits and borrowings assumed in FDIC-assisted transactions completed in the third quarter of 2009 and the first quarter of 2010. Average money market accounts increased $942.5 million, or 25.8 percent, for the first quarter of 2010, when compared with 2009. Average time deposits increased $621.3 million, or 11.2 percent, from the first quarter of 2009 to the same period of 2010.

The provision for loan and lease losses equaled $16.9 million during the first quarter of 2010, a $1.8 million or 9.6 percent reduction, from the same period of 2009. Net charge-offs in the first quarter of 2010 totaled $13.6 million, a 2.5 percent reduction from the first quarter of 2009. During 2010, provision expense includes $3.3 million related to recent deterioration in loans that are covered under loss-share agreements, portions of which are recoverable from the FDIC. On an annualized basis, net charge-offs of noncovered loans for the first quarter of 2010 represented 0.47 percent of average noncovered loans and leases, compared to 0.49 percent for the same period of 2009.

Acquisition gains totaled $137.6 million during the first quarter of 2010. Other noninterest income totaled $75.9 million during the first quarter of 2010, a $4.4 million increase over 2009, resulting from a 10.7 percent improvement in cardholder and merchant services income and smaller increases in service charge income and wealth management services. Other noninterest income during 2010 also benefitted from recognition of favorable adjustments to the FDIC receivable for post-acquisition credit deterioration that is eligible for reimbursement under the loss-share agreements. Mortgage income fell $2.0 million, or 59.1 percent, due to a significant decline in mortgage loan refinance activity.

Noninterest expense equaled $173.0 million during the first quarter of 2010, an increase of $16.6 million or 10.6 percent. Noninterest expenses attributable to the acquired banks amounted to approximately $18.5 million. Personnel costs increased $7.6 million, or 9.2 percent, over the same period of 2009, the result of acquisitions. Occupancy increased $2.4 million, or 15.8 percent, the result of acquisition activity.

Under the FRB and SAB purchase and assumption agreements, First Citizens received cash, investments securities, loans, foreclosed real estate, deposits and borrowings. The loans and foreclosed real estate acquired are covered by loss-share agreements with the FDIC that provide significant loss protection to First Citizens. As of March 31, 2010, First Citizens had $2.71 billion of covered assets, $602.8 million of which were nonperforming. Noncovered assets that are nonperforming as of March 31, 2010, totaled $159.6 million, compared to $98.8 million on March 31, 2009, an increase of 61.5 percent, primarily due to continuing weakness in the residential construction portfolio in the Atlanta, Georgia, and Southwest Florida markets.  Noncovered nonperforming assets totaled $154.0 million at December 31, 2009.

As of March 31, 2010, First Citizens BancShares had total assets of $21.22 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 447 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
		Three Months Ended March 31
(thousands, except share data; unaudited)		2010	2009
Interest income		$ 200,700	$ 179,652
Interest expense		49,664	63,847
Net interest income		151,036	115,805
Provision for loan and lease losses		16,930	18,723
Net interest income after provision for loan and lease losses		134,106	97,082
Gain on acquisitions		137,649	--
Other noninterest income		75,949	71,541
Noninterest expense		172,950	156,342
Income before income taxes		174,754	12,281
Income taxes		67,140	3,618
Net income		$ 107,614	$ 8,663
Taxable-equivalent net interest income		$ 151,870	$ 117,225
Net income per share		$ 10.31	$ 0.83
Cash dividends per share		0.300	0.300
Profitability Information (annualized)
Return on average assets		2.19%	0.21%
Return on average equity		27.40	2.44
Taxable-equivalent net yield on interest-earning assets		3.52	3.09

CONDENSED BALANCE SHEETS
	March 31	December 31	March 31
(thousands, except share data; unaudited)	2010	2009	2009
Assets
Cash and due from banks	$ 748,180	$ 480,242	$ 471,799
Investment securities	3,378,482	2,932,765	3,324,770
Loans covered under FDIC loss share agreements	2,602,261	1,173,020	--
Loans and leases not covered under FDIC loss share agreements	11,640,041	11,644,999	11,497,088
Allowance for loan and lease losses	(176,273)	(172,282)	(161,572)
FDIC receivable for loss share agreements	687,455	249,842	--
Other assets	2,335,545	2,157,477	2,082,180
Total assets	$ 21,215,691	$ 18,466,063	$ 17,214,265
Liabilities and shareholders' equity
Deposits	$ 17,843,827	$ 15,337,567	$ 14,229,548
Other liabilities	1,703,271	1,569,381	1,548,440
Shareholders' equity	1,668,593	1,559,115	1,436,277
Total liabilities and shareholders' equity	$ 21,215,691	$ 18,466,063	$ 17,214,265
Book value per share	$159.91	$ 149.42	$137.65
Tangible book value per share	148.68	138.98	127.48

SELECTED AVERAGE BALANCES
		Three Months Ended March 31
(thousands, except shares outstanding; unaudited)		2010	2009
Total assets		$ 19,957,379	$ 16,945,383
Investment securities		3,060,237	3,246,898
Loans and leases		13,789,081	11,659,874
Interest-earning assets		17,507,787	15,373,383
Deposits		16,576,039	13,897,701
Interest-bearing liabilities		14,681,127	12,596,452
Shareholders' equity		1,593,072	1,438,109
Shares outstanding		10,434,453	10,434,453

ASSET QUALITY
	March 31	December 31	March 31
(dollars in thousands; unaudited)	2010	2009	2009
Nonaccrual loans covered under FDIC loss share agreements	$ 468,767	$ 116,446	$ --
Nonaccrual loans not covered under FDIC loss share agreements	61,904	58,417	62,903
Other real estate covered under FDIC loss share agreements	109,783	93,774	--
Other real estate not covered under FDIC loss share agreements	48,368	40,607	32,787
Restructured loans covered under FDIC loss share agreements	24,216	10,013	--
Restructured loans not covered under FDIC loss share agreements	49,309	55,025	3,100
Total nonperforming assets	$ 762,347	$ 374,282	$ 98,790
Nonperforming assets covered under FDIC loss share agreements	$ 602,766	$ 220,233	$ --
Nonperforming assets not covered under FDIC loss share agreements	159,581	154,049	98,790
Total nonperforming assets	$ 762,347	$ 374,282	$ 98,790
Net charge-offs of noncovered loans and leases, year-to-date	$ 13,620	64,651	$ 13,973
Ratio of nonperforming assets to loans, leases and other real estate:
Covered under FDIC loss share agreements	22.23%	17.39%	--
Not covered under FDIC loss share agreements	1.37	1.32	0.86
Total	5.29	2.89	0.86
Allowance for loan and lease losses to noncovered loans and leases	1.51	1.48	1.41
Net charge-offs to average noncovered loans and leases (annualized)	0.47	0.56	0.49

CAPITAL INFORMATION
	March 31	December 31	March 31
(dollars in thousands; unaudited)	2010	2009	2009
Tier 1 capital	$ 1,853,929	$1,752,384	$ 1,655,957
Total capital	2,153,717	2,047,684	1,940,062
Risk-weighted assets	13,401,808	13,136,815	12,462,922
Tier 1 capital ratio	13.83%	13.34%	13.29%
Total capital ratio	16.07	15.59	15.57
Leverage capital ratio	9.36	9.54	9.83
CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716